Exhibit 99.1

News Release

Air Products Reports Fiscal 2025 Full-Year and Fourth Quarter Results
Exceeded FY25 guidance midpoint | Demonstrated strength and resilience in core business
Unlocked value through pricing, operational excellence, and disciplined cost management
Restored focus on core industrial gases projects | Rationalized energy transition project portfolio
Fiscal 2025 Full-Year Summary of Results:
•GAAP results, including loss per share# of $1.74 and operating loss of $877 million, reflect the impact of significant charges related to business and asset actions described below
•Adjusted earnings per share ("EPS")* of $12.03 exceeded guidance midpoint; adjusted operating income* of $2.9 billion
Q4 FY25 Summary of Results:
•GAAP results, including EPS# of $0.02 and operating income of $17 million, reflect the impact of business and asset actions described below
•Adjusted EPS* of $3.39 exceeded guidance midpoint; adjusted operating income* of $812 million
Guidance
•Fiscal 2026 full-year adjusted EPS guidance* of $12.85 to $13.15; fiscal 2026 first quarter adjusted EPS guidance* of $2.95 to $3.10
•Expect fiscal year 2026 capital expenditures* of approximately $4 billion
Fiscal 2025 Full-Year Consolidated Results
LEHIGH VALLEY, Pa. (November 6, 2025) - Air Products (NYSE:APD) today reported full-year fiscal 2025 GAAP results, including a loss per share# of $1.74 and an operating loss of $877 million, compared to GAAP EPS# of $17.24 and operating income of $4.5 billion in fiscal 2024. Fiscal 2025 results include approximately $3.7 billion in pre-tax charges related to business and asset actions ($3.0 billion after tax, or $13.68 per share). Fiscal 2024 GAAP results included a $1.6 billion pre-tax gain on the September 2024 sale of the Company's former liquefied natural gas ("LNG") process technology and equipment business ($1.2 billion after tax, or $5.38 per share). The non-GAAP financial measures discussed below exclude these charges for business and asset actions, the gain on the LNG sale, and other items as described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 9 of this release.
Fiscal 2025 full-year sales of $12.0 billion decreased one percent from the prior year as four percent lower volumes were partially offset by two percent higher energy cost pass-through and one percent higher pricing driven by non-helium merchant. Lower volumes primarily reflect the September 2024 LNG sale, lower global helium demand, and the previously announced project exits, partially offset by higher on-sites and favorable non-helium merchant.
On a non-GAAP basis, fiscal 2025 full-year adjusted operating income* of $2.9 billion decreased three percent from the prior year due to lower volumes and higher costs, partially offset by higher non-helium pricing. The higher costs were driven by fixed-cost inflation and depreciation, partially offset by productivity improvements. Adjusted EPS* of $12.03 decreased three percent from the prior year.

#Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products.
*Certain results in this release include references to non-GAAP financial measures on a consolidated, continuing operations basis and a segment basis. Additional information regarding these measures and reconciliations of GAAP to non-GAAP historical results can be found below. Management is unable to reconcile, without unreasonable efforts, the Company’s forecasted range of adjusted EPS or capital expenditures to a comparable GAAP range or amount because management is not able to predict the timing or occurrence of events or transactions that management believes are not representative of the Company’s underlying business performance or the timing or occurrence of future investment activity, which are necessary to calculate adjusted EPS from continuing operations and capital expenditures, respectively. Refer to the “Capital Expenditures” and “Adjusted EPS Outlook” sections on pages 16 and 17, respectively, for additional information.
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Fiscal 2025 Fourth Quarter Consolidated Results
Air Products also reported fourth quarter fiscal 2025 GAAP results, including EPS of $0.02 and operating income of $17 million, compared to GAAP EPS of $8.81 and operating income of $2.4 billion in the fourth quarter of fiscal 2024. Fiscal 2025 fourth quarter results include approximately $795 million in pre-tax charges related to business and asset actions ($3.33 per share). Fiscal 2024 fourth quarter GAAP results included a $1.6 billion pre-tax gain ($5.38 per share) on the September 2024 LNG sale. The non-GAAP financial measures discussed below exclude these business and asset actions, the LNG sale, and other items as described in the "Reconciliations of Non-GAAP Financial Measures" section beginning on page 9 of this release.
Fiscal 2025 fourth quarter sales of $3.2 billion decreased one percent from the prior year, as five percent lower volumes were partially offset by three percent higher energy cost pass-through and one percent favorable currency. Lower volumes primarily reflect the September 2024 LNG sale, a prior-year one-time asset sale in the Americas segment associated with an early contract termination at the request of a customer, and lower global helium demand. Pricing was flat overall, despite improvements in non-helium merchant pricing.
On a non-GAAP basis, fiscal 2025 fourth quarter adjusted operating income* of $812 million decreased four percent from the prior year as the lower volumes were partially offset by favorable currency and lower costs. The lower costs primarily reflect productivity improvements, partially offset by fixed-cost inflation and higher maintenance-related expenses. Adjusted EPS* of $3.39 decreased five percent from the prior year.
Commenting on the results, Chief Executive Officer Eduardo Menezes said, “As I reflect on the accomplishments of our team this year, I am encouraged that we are setting challenging but achievable targets and delivering on those commitments. As we move through fiscal 2026, we remain focused on high-return industrial gas projects with strong customer relationships, disciplined capital allocation, operational excellence and productivity, and right-sizing the organization to fit our project needs. With this focus, we have a solid roadmap for improving operating margins and unlocking significant value for our shareholders. I am confident in our team’s ability to execute with discipline and deliver results.”
Fiscal 2025 Fourth Quarter Results by Business Segment
•Americas sales of $1.3 billion were down one percent from the prior year, as seven percent lower volumes were partially offset by five percent higher energy cost-pass through and one percent higher pricing. The lower volumes were driven by on-sites, primarily due to a prior-year one-time asset sale associated with an early contract termination at the request of a customer. Pricing improved modestly, with improvements in non-helium merchant pricing. Operating income of $392 million decreased 13 percent, primarily due to lower volumes and higher maintenance-related costs. Operating margin of 30.4 percent decreased 380 basis points primarily due to higher costs and energy cost pass-through, with the latter accounting for approximately 150 basis points of the decline.
•Asia sales of $870 million increased one percent from the prior year, as three percent higher energy cost pass-through and one percent favorable currency were partially offset by two percent lower volumes and one percent lower pricing. The lower volumes were primarily attributable to helium. Pricing declined modestly overall, despite improvements in non-helium merchant pricing. Operating income of $227 million decreased seven percent primarily on lower helium volumes and pricing, net of power and fuel costs, partially offset by lower costs driven by productivity improvements. Operating margin of 26.0 percent decreased 240 basis points primarily due to lower volumes and energy cost pass-through, with the latter accounting for approximately 100 basis points of the decline.
•Europe sales of $789 million increased eight percent over the prior year on five percent favorable currency, two percent higher volumes, and one percent higher pricing. The higher volumes and pricing were primarily attributable to non-helium merchant. Operating income of $238 million increased 15 percent primarily on higher non-helium volumes and pricing, net of power and fuel costs, as well as lower costs driven by productivity improvements. Operating margin of 30.1 percent increased 180 basis points from the prior year.
•Middle East and India equity affiliates' income of $92 million was flat versus prior year.
•Corporate and other sales of $186 million decreased 28% and operating loss of $49 million increased two percent from the prior year, primarily due to the September 2024 LNG sale. This headwind was partially offset by lower changes to sale of equipment project estimates and lower costs, including productivity improvements.
Outlook
Air Products expects full-year fiscal 2026 adjusted EPS guidance* in the range of $12.85 to $13.15. For the fiscal 2026 first quarter, Air Products' adjusted EPS guidance* is $2.95 to $3.10.
Air Products expects capital expenditures* of approximately $4 billion for full-year fiscal 2026.

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Earnings Teleconference
Access the fiscal 2025 fourth quarter earnings teleconference scheduled for 9:00 a.m. Eastern Time on November 6, 2025 by calling 720-543-0214 and entering passcode 4439002 or by accessing the Event Details page on Air Products’ Investor Relations website.
About Air Products
Air Products (NYSE: APD) is a world-leading industrial gases company in operation for over 85 years focused on serving energy, environmental, and emerging markets and generating a cleaner future. The Company supplies essential industrial gases, related equipment and applications expertise to customers in dozens of industries, including refining, chemicals, metals, electronics, manufacturing, medical and food. As the leading global supplier of hydrogen, Air Products also develops, engineers, builds, owns and operates some of the world's largest clean hydrogen projects, supporting the transition to low- and zero-carbon energy in the industrial and heavy-duty transportation sectors. Through its sale of equipment businesses, the Company also provides turbomachinery, membrane systems and cryogenic containers globally.

Air Products had fiscal 2025 sales of $12 billion from operations in approximately 50 countries. For more information, visit www.airproducts.com or follow us on LinkedIn, X, Facebook or Instagram.
Cautionary Note Regarding Forward-Looking Statements
This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings and capital expenditure guidance, business outlook and investment opportunities. Forward-looking statements are based on management’s expectations and assumptions as of the date of this release and are not guarantees of future performance. While forward-looking statements are made in good faith and based on assumptions, expectations and projections that management believes are reasonable based on currently available information, actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors, including, without limitation: changes in global or regional economic conditions, inflation, and supply and demand dynamics in the market segments we serve, including demand for technologies and projects to limit the impact of global climate change; changes in the financial markets that may affect the availability and terms on which we may obtain financing; the ability to execute agreements with customers and implement price increases to offset cost increases; disruptions to our supply chain and related distribution delays and cost increases; risks associated with having extensive international operations, including political risks, risks associated with unanticipated government actions and risks of investing in developing markets; project delays, scope changes, cost escalations, contract terminations, customer cancellations, or postponement of projects and sales; our ability to safely develop, operate, and manage costs of large-scale and technically complex projects; the future financial and operating performance of major customers, joint ventures, and equity affiliates; our ability to safely and effectively develop, implement, and operate new technologies and to market products produced utilizing new technologies; our ability to execute the projects in our backlog and refresh our pipeline of new projects; tariffs, economic sanctions and regulatory activities in jurisdictions in which we and our affiliates and joint ventures operate; the impact of environmental, tax, safety, or other legislation, as well as regulations and other public policy initiatives affecting our business and the business of our affiliates and related compliance requirements, including legislation, regulations, or policies intended to address global climate change; changes in tax rates and other changes in tax law; safety incidents relating to our operations; the timing, impact, and other uncertainties relating to acquisitions, divestitures, and joint venture activities, as well as our ability to integrate acquisitions and separate divested businesses, respectively; risks relating to cybersecurity incidents, including risks from the interruption, failure or compromise of our information systems or those of our business partners or service providers; catastrophic events, such as natural disasters and extreme weather events, pandemics and other public health crises, acts of war, including Russia’s invasion of Ukraine and new and ongoing conflicts in the Middle East, or terrorism; the impact on our business and customers of price fluctuations in oil and natural gas and disruptions in markets and the economy due to oil and natural gas price volatility; costs and outcomes of legal or regulatory proceedings and investigations; asset impairments due to economic conditions or specific events; significant fluctuations in inflation, interest rates, and foreign currency exchange rates from those currently anticipated; damage to facilities, pipelines or delivery systems, including those we are constructing or that we own or operate for third parties; availability and cost of electric power, natural gas, and other raw materials; the commencement and success of any productivity and operational improvement programs; and other risks described in our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and subsequent filings we have made with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on our forward-looking statements. Except as required by law, we disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect any change in assumptions, beliefs, or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.
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Media Inquiries:
Katie McDonald, tel: (610) 481-3673; email: mcdonace@airproducts.com
Investor Inquiries:
Megan Britt, tel: (610) 481-0590; e-mail: brittm@airproducts.com

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED INCOME STATEMENTS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	30 September		30 September
(Millions of U.S. Dollars, except for share and per share data)	2025	2024	2025	2024
Sales	$3,166.9	$3,187.5	$12,037.3	$12,100.6
Cost of sales	2,145.5	2,104.4	8,256.0	8,168.7
Selling and administrative expense	219.1	228.0	906.1	942.4
Research and development expense	27.3	22.1	96.3	100.2
Business and asset actions	795.0	—	3,747.0	57.0
Shareholder activism-related costs	—	—	86.3	—
Gain on sale of business	—	1,575.6	67.3	1,575.6
Other income (expense), net	36.8	15.8	110.1	58.2
Operating Income (Loss)	16.8	2,424.4	(877.0)	4,466.1
Equity affiliates' income	184.0	177.1	647.7	647.7
Interest expense	67.8	49.7	214.0	218.8
Other non-operating income (expense), net	(11.7)	(48.5)	2.6	(73.8)
Income (Loss) From Continuing Operations Before Taxes	121.3	2,503.3	(440.7)	4,821.2
Income tax expense (benefit)	111.2	538.4	(94.3)	944.9
Income (Loss) From Continuing Operations	10.1	1,964.9	(346.4)	3,876.3
Loss from discontinued operations, net of tax	—	(13.9)	(8.0)	(13.9)
Net Income (Loss)	10.1	1,951.0	(354.4)	3,862.4
Net income attributable to noncontrolling interests	5.2	1.1	40.1	34.2
Net Income (Loss) Attributable to Air Products	$4.9	$1,949.9	($394.5)	$3,828.2

Net Income (Loss) Attributable to Air Products
Net income (loss) from continuing operations	$4.9	$1,963.8	($386.5)	$3,842.1
Net loss from discontinued operations	—	(13.9)	(8.0)	(13.9)
Net Income (Loss) Attributable to Air Products	$4.9	$1,949.9	($394.5)	$3,828.2

Per Share Data(A) (U.S. Dollars per share)
Basic earnings (loss) per share from continuing operations	$0.02	$8.82	($1.74)	$17.27
Basic loss per share from discontinued operations	—	(0.06)	(0.04)	(0.06)
Basic Earnings (Loss) Per Share Attributable to Air Products	$0.02	$8.76	($1.77)	$17.21
Diluted earnings (loss) per share from continuing operations	$0.02	$8.81	($1.74)	$17.24
Diluted loss per share from discontinued operations	—	(0.06)	(0.04)	(0.06)
Diluted Earnings (Loss) Per Share Attributable to Air Products	$0.02	$8.75	($1.77)	$17.18

Weighted Average Common Shares (in millions)
Basic	222.8	222.6	222.7	222.5
Diluted	222.9	222.8	222.7	222.8
(A) Earnings (loss) per share is calculated independently for each component and may not sum to total earnings (loss) per share due to rounding.

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	30 September	30 September
(Millions of U.S. Dollars)	2025	2024
Assets
Current Assets
Cash and cash items	$1,856.0	$2,979.7
Short-term investments	—	5.0
Trade receivables, net	1,901.2	1,821.6
Inventories	776.5	766.0
Prepaid expenses	174.9	179.9
Assets held for sale	427.7	—
Other receivables and current assets	689.5	610.8
Total Current Assets	$5,825.8	$6,363.0
Investment in net assets of and advances to equity affiliates	5,366.1	4,792.5
Plant and equipment, at cost	42,754.8	39,950.9
Less: accumulated depreciation	17,417.0	16,580.0
Plant and equipment, net	$25,337.8	$23,370.9
Goodwill, net	963.9	905.1
Intangible assets, net	293.5	311.6
Operating lease right-of-use assets, net	944.0	1,047.7
Noncurrent lease receivables	307.1	392.1
Financing receivables	1,000.0	1,220.2
Other noncurrent assets	1,021.3	1,171.5
Total Noncurrent Assets	$35,233.7	$33,211.6
Total Assets	$41,059.5	$39,574.6
Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$3,237.7	$2,926.2
Accrued income taxes	179.4	558.5
Short-term borrowings	34.7	83.5
Current portion of long-term debt	716.3	611.4
Liabilities held for sale	50.5	—
Total Current Liabilities	$4,218.6	$4,179.6
Long-term debt	16,769.9	13,428.6
Long-term debt – related party	177.5	104.4
Noncurrent operating lease liabilities	616.0	677.9
Other noncurrent liabilities	1,348.1	1,350.5
Deferred income taxes	579.6	1,159.9
Total Noncurrent Liabilities	$19,491.1	$16,721.3
Total Liabilities	$23,709.7	$20,900.9
Air Products Shareholders’ Equity	15,024.9	17,036.5
Noncontrolling Interests	2,324.9	1,637.2
Total Equity	$17,349.8	$18,673.7
Total Liabilities and Equity	$41,059.5	$39,574.6

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Air Products and Chemicals, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended
	30 September
(Millions of U.S. Dollars)	2025	2024
Operating Activities
Net income (loss)	($354.4)	$3,862.4
Less: Net income attributable to noncontrolling interests of continuing operations	40.1	34.2
Net income (loss) attributable to Air Products	($394.5)	$3,828.2
Net loss from discontinued operations	8.0	13.9
Net income (loss) from continuing operations attributable to Air Products	(386.5)	$3,842.1
Adjustments to reconcile income (loss) to cash provided by operating activities:
Depreciation and amortization	$1,564.2	$1,451.1
Deferred income taxes	(554.8)	(69.3)
Tax reform repatriation	(34.9)	—
Business and asset actions	3,747.0	57.0
Gain on sale of business	(67.3)	(1,575.6)
Undistributed earnings of equity method investments	(269.8)	(206.0)
Gain on sale of assets and investments	(66.4)	(31.4)
Share-based compensation	76.4	61.8
Noncurrent lease receivables	52.5	116.2
Other adjustments	48.0	183.8
Working capital changes that provided (used) cash, excluding effects of acquisitions:
Trade receivables	(36.3)	(111.0)
Inventories	(35.8)	(137.8)
Other receivables	7.1	34.4
Payables and accrued liabilities	(224.0)	(338.7)
Other working capital	(562.6)	370.1
Cash Provided by Operating Activities	$3,256.8	$3,646.7
Investing Activities
Additions to plant and equipment, including long-term deposits	($7,022.6)	($6,796.7)
Acquisitions, less cash acquired	(59.9)	—
Investment in and advances to unconsolidated affiliates	(390.4)	—
Investment in financing receivables	(61.9)	(403.0)
Proceeds from sale of assets and investments	245.8	1,878.8
Purchases of short-term investments	(117.6)	(141.4)
Proceeds from short-term investments	122.5	470.7
Proceeds from other investing activities	115.4	72.4
Cash Used for Investing Activities	($7,168.7)	($4,919.2)
Financing Activities
Long-term debt proceeds	$4,386.7	$4,678.3
Payments on long-term debt	(429.9)	(486.2)
Decrease in commercial paper and short-term borrowings	(74.7)	(289.9)
Dividends paid to shareholders	(1,584.1)	(1,564.9)
Proceeds from stock option exercises	1.1	7.9
Investments by noncontrolling interests	594.6	428.5
Distributions to noncontrolling interests	(7.2)	(25.8)
Other financing activities	(91.3)	(132.5)
Cash Provided by Financing Activities	$2,795.2	$2,615.4
Effect of Exchange Rate Changes on Cash	(7.0)	19.8
(Decrease) Increase in cash and cash items	($1,123.7)	$1,362.7
Cash and cash items – Beginning of year	2,979.7	1,617.0
Cash and Cash Items – End of Period	$1,856.0	$2,979.7
Supplemental Cash Flow Information
Cash paid for taxes, net of refunds	$940.7	$615.9

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Air Products and Chemicals, Inc. and Subsidiaries
BUSINESS SEGMENT INFORMATION
(Unaudited)

(Millions of U.S. Dollars)	Americas	Asia	Europe	Middle East and India	Corporate and other	Total
Three Months Ended 30 September 2025
Sales	$1,290.1	$869.8	$789.4	$32.0	$185.6	$3,166.9
Operating income (loss)	391.6	226.5	237.5	5.0	(48.8)	811.8	(A)
Depreciation and amortization	187.9	137.5	71.2	6.2	10.0	412.8
Equity affiliates' income	52.9	12.0	26.3	91.7	1.1	184.0
Three Months Ended 30 September 2024
Sales	$1,307.5	$861.2	$730.9	$30.5	$257.4	$3,187.5
Operating income (loss)	447.7	244.3	206.7	(2.2)	(47.7)	848.8	(A)
Depreciation and amortization	179.9	127.3	55.9	6.5	11.2	380.8
Equity affiliates' income	40.0	11.7	29.4	91.5	4.5	177.1

Twelve Months Ended 30 September 2025
Sales	$5,125.9	$3,271.0	$2,984.5	$135.9	$520.0	$12,037.3
Operating income (loss)	1,519.6	851.1	844.7	9.6	(367.3)	2,857.7	(A)
Depreciation and amortization	732.1	518.9	247.4	25.9	39.9	1,564.2
Equity affiliates' income	157.0	42.3	101.9	340.9	12.4	654.5	(B)
Twelve Months Ended 30 September 2024
Sales	$5,040.1	$3,224.3	$2,823.4	$134.4	$878.4	$12,100.6
Operating income (loss)	1,565.1	859.2	810.0	5.9	(292.7)	2,947.5	(A)
Depreciation and amortization	699.3	471.0	207.1	26.6	47.1	1,451.1
Equity affiliates' income	158.8	32.9	88.1	347.5	20.4	647.7

Total Assets
30 September 2025	$12,058.7	$6,712.2	$6,916.8	$10,919.4	$4,452.4	$41,059.5
30 September 2024	12,383.8	7,436.5	5,849.2	8,477.4	5,427.7	39,574.6
(A)Refer to the "Reconciliation of Segment Operating Income to Consolidated Results" section on page 8.
(B)Segment equity affiliates’ income for full year fiscal 2025 excludes a $6.8 impairment charge related to a joint venture in China, which was recorded as part of our business and asset actions during the second quarter. As a result, total segment equity affiliates’ income does not reconcile to equity affiliates’ income for the total company as reported on the consolidated income statement for the fiscal year ended 30 September 2025.

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Reconciliation of Segment Operating Income to Consolidated Results
The table below reconciles segment operating income to income (loss) from continuing operations before taxes as reflected on our consolidated income statements:

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2025	2024	2025	2024
Segment Operating Income	$811.8	$848.8	$2,857.7	$2,947.5
Business and asset actions	(795.0)	—	(3,747.0)	(57.0)
Shareholder activism-related costs	—	—	(86.3)	—
Gain on sale of business	—	1,575.6	67.3	1,575.6
Gain on sale of other assets(A)	—	—	31.3	—
Consolidated Operating Income (Loss)	$16.8	$2,424.4	($877.0)	$4,466.1
Equity affiliates' income	184.0	177.1	647.7	647.7
Interest expense	67.8	49.7	214.0	218.8
Other non-operating income (expense), net	(11.7)	(48.5)	2.6	(73.8)
Income (Loss) From Continuing Operations Before Taxes	$121.3	$2,503.3	($440.7)	$4,821.2
(A) Reflected on the consolidated income statements within "Other income (expense), net."

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RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(Millions of U.S. Dollars unless otherwise indicated, except for per share data)
We present certain financial measures, other than in accordance with U.S. generally accepted accounting principles ("GAAP"), on an "adjusted" or "non-GAAP" basis. On a consolidated basis, these measures include adjusted operating income, adjusted earnings per share ("EPS"), adjusted EBITDA, and capital expenditures, while on a segment basis, we present adjusted EBITDA. In addition to these measures, we also present certain supplemental non-GAAP financial measures to help the reader understand the impact that certain disclosed items, or "non-GAAP adjustments", have on the calculation of our adjusted EPS. For each non-GAAP financial measure, we present a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP.
We provide these non-GAAP financial measures to allow investors, potential investors, securities analysts, and others to evaluate the performance of our business in the same manner as our management. We believe these measures, when viewed together with financial results computed in accordance with GAAP, provide a more complete understanding of the factors and trends affecting our historical financial performance and projected future results. However, we caution readers not to consider these measures in isolation or as a substitute for the most directly comparable measures calculated in accordance with GAAP. Readers should also consider the limitations associated with these non-GAAP financial measures, including the potential lack of comparability of these measures from one company to another.
NON-GAAP ADJUSTMENTS
In many cases, non-GAAP financial measures are determined by adjusting the most directly comparable GAAP measure to exclude gains or losses that we believe are not representative of our underlying business performance. For example, we exclude the impact of the non-service components of net periodic benefit/cost for our defined benefit pension plans. Non-service related components are recurring, non-operating items that include interest cost, expected returns on plan assets, prior service cost amortization, actuarial loss amortization, as well as special termination benefits, curtailments, and settlements. The net impact of non-service related components is reflected within “Other non-operating income (expense), net” on our consolidated income statements. Adjusting for the impact of non-service pension components provides management and users of our financial statements with a more accurate representation of our underlying business performance because these components are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Further, non-service related components are not indicative of our defined benefit plans’ future contribution needs due to the funded status of the plans. Additionally, as further discussed below, our adjustments in this release include other gains and losses that are not associated with the ongoing operation of our business. These items are oftentimes difficult to predict; however, the reader should be aware that we may recognize similar gains or losses in the future.
When applicable, the tax impact of our pre-tax non-GAAP adjustments reflects the expected current and deferred income tax impact of our non-GAAP adjustments. These tax impacts are primarily driven by the statutory tax rate of the various relevant jurisdictions and the taxability of the adjustments in those jurisdictions.
Descriptions of adjustments to our fourth quarter and full-year results for fiscal years 2025 and 2024 are provided below. These items are not reflected in the results of our reportable segments.

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Business and Asset Actions
Total pre-tax charges related to business and asset actions in fiscal year 2025 were approximately $3.7 billion ($3.0 billion attributable to Air Products after tax, or $13.68 per share). As further discussed below, these charges reflect costs associated with project exits, including the planned sale of certain assets, as well as separation costs in connection with our global cost reduction program. Of the total pre-tax charge, $795.0 was recorded during the fourth quarter ($741.9 attributable to Air Products after tax, or $3.33 per share). Charges attributable to our noncontrolling partners totaled $10.7 for the full fiscal year, of which $7.2 was recorded in the fourth quarter.
Our estimates related to our business and asset actions reflect our best judgment based on information available as of 30 September 2025. Final settlement of these items may differ materially from our current estimates, which could impact our consolidated financial statements in future periods.
Project Exit Costs
During the second quarter of fiscal year 2025, our Board of Directors and Chief Executive Officer initiated a project review to streamline our backlog and focus resources on projects we believe will deliver the greatest value to our shareholders. As a result of this review, we made the decision to exit various projects, primarily related to clean energy generation and distribution. The review remains ongoing and may result in additional costs in future periods.
In connection with this review, we recognized project exit costs totaling approximately $3.6 billion in fiscal year 2025, of which $737.4 was recorded during the fourth quarter. These costs primarily consisted of noncash write-downs of project assets to their estimated net realizable value or fair value less cost to sell, along with estimated costs associated with terminating various contractual commitments. Of the $3.6 billion full-year charge, approximately $2.4 billion related to three U.S.-based projects within our Americas segment that were exited during the second quarter; approximately $755 related to other smaller-scale projects across our global portfolio, primarily those supporting the energy transition; and approximately $425 related to the impairment of two coal gasification projects in China that are now classified as held for sale. As of 30 September 2025, the associated assets (primarily plant and equipment) and liabilities held for sale totaled $427.7 and $50.5, respectively.
Global Cost Reduction Plan
We initiated a global cost reduction plan in June 2023 that provides severance and other postemployment benefits to employees identified for involuntary separation. Costs incurred under the plan were $123.7 in fiscal year 2025, of which $57.6 was recorded in the fourth quarter. In the second quarter of fiscal year 2024, we recorded costs of $57.0 related to the plan.
Shareholder Activism-Related Costs
Shareholder activism-related costs totaling $86.3 ($71.7 after tax, or $0.32 per share) were reflected in our consolidated income statements during the first three quarters of fiscal year 2025. These costs were recorded in connection with a proxy contest that concluded in January 2025 following certification of the election of directors at the 2025 Annual Meeting of Shareholders. No shareholder activism-related charges were recorded during the fourth quarter.
Of the total $86.3 reflected on our fiscal year 2025 income statement, $31.9 related to legal and professional service fees and proxy solicitation expenses incurred directly by Air Products, primarily during the first quarter. In the second quarter, $29.7 was recorded for executive separation costs following the Board of Directors’ appointment of a new Chief Executive Officer in February 2025, which included a noncash expense of $22.4 to accelerate vesting of share-based awards and $7.3 in severance and other cash benefits. The remaining $24.7 was authorized and paid during the third quarter as a reimbursement to Mantle Ridge LP and its affiliated entities (collectively, “Mantle Ridge”) for expenses incurred in connection with the proxy contest. The reimbursement was unanimously approved by our Board of Directors, with one director abstaining from the vote due to his role as founder and Chief Executive Officer of Mantle Ridge.
Gain on Sale of Business
Our consolidated income statements for fiscal years 2025 and 2024 include gains related to the sale of the following businesses:
In April 2025, we completed the sale of our 100% ownership interest in a consolidated subsidiary in Singapore for cash proceeds of $104.3. We recognized a gain of $67.3 ($51.9 after tax, or $0.23 per share) in connection with the transaction during the third quarter of fiscal year 2025. Prior to the divestiture, the subsidiary contributed annual sales of approximately $50 to our Asia segment.
In September 2024, we completed the sale of the LNG business to Honeywell International Inc. for approximately $1.8 billion in an all-cash transaction. As a result of the transaction, we recorded a gain of $1,575.6 ($1,198.4 after tax, or $5.38 per share) during the fourth quarter of fiscal year 2024. Prior to the divestiture, LNG contributed annual sales of approximately $135 to our Corporate and other segment.

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Gain on Sale of Other Assets
In June 2025, we sold a regional office in Hersham, England, for cash proceeds of $37.7. We recognized a gain on sale of $31.3 ($23.8 after tax, or $0.11 per share) during the third quarter of fiscal year 2025 that is presented within “Other income (expense), net” on our consolidated income statement for fiscal year 2025.
Gains and Losses on De-designation of Cash Flow Hedges
During the third quarter of fiscal year 2024, we discontinued cash flow hedge accounting for certain interest rate swaps designed to hedge long-term variable rate debt facilities during the construction period of the NEOM Green Hydrogen Project due to changes in the anticipated drawdown timeline for the hedged borrowings. These swaps are held by NEOM Green Hydrogen Company, a consolidated joint venture accounted for under the variable interest model, in which Air Products holds a one-third ownership interest. As a result of the de-designation, unrealized gains and losses are recorded to “Other non-operating income (expense), net” on the consolidated income statements. Gains and losses recorded during the three months and fiscal years ended 30 September 2025 and 2024 are summarized below.
We re-designated certain affected swaps as outstanding borrowings under the available project financing became commensurate with the swaps' notional values. The remaining de-designated swaps will continue to be excluded from hedge accounting until additional borrowings align with their notional amounts, at which point they may re-qualify for cash flow hedge accounting.
Until re-qualification occurs, we expect to recognize changes to the fair value of the impacted instruments through earnings in future periods. It is not possible to predict the significance of future adjustments given potential interest rate volatility.

	Three Months Ended		Twelve Months Ended
	30 September		30 September
	2025	2024	2025	2024
Other non-operating income (expense), net	$—	($27.5)	$27.0	($16.3)
Amount attributable to noncontrolling partners	—	(17.9)	17.6	(10.6)
Amount attributable to Air Products after tax	—	(7.3)	7.2	(4.3)
Amount per share attributable to Air Products	$—	($0.03)	$0.03	($0.02)
Non-Service Related Pension Items
As discussed above, we exclude the impact of the non-service components of our defined benefit pension plans because they are driven by factors that are unrelated to our operations, such as volatility in equity and debt markets. Non-service related pension items resulted in net non-operating costs of $12.9 ($9.7 after tax, or $0.04 per share) in the fourth quarter of fiscal year 2025 compared to $26.7 ($20.1 after tax, or $0.09 per share) in the fourth quarter of fiscal year 2024. For the full-year, these items resulted in net non-operating costs of $45.0 ($33.7 after tax, or $0.15 per share) in fiscal year 2025 compared to $102.0 ($76.8 after tax, or $0.34 per share) in fiscal year 2024.
Income Taxes
Tax Reform Adjustment Related to Deemed Foreign Dividends
During the second quarter of fiscal year 2025, we recorded a net income tax benefit of $34.9 ($0.16 per share) related to our intent to file a refund claim after a review of several U.S. Tax Court cases regarding the U.S. taxation of deemed foreign dividends in the transition year of the U.S. Tax Cuts and Jobs Act (our fiscal year 2018). While we were not a party to these cases, the opinions resulted in a change to our intent to pursue a refund claim. The $34.9 income tax benefit is net of a $67.8 reserve for an uncertain tax position related to the calculation of the refund amount.
Tax on Repatriation of Foreign Earnings
During the second quarter of fiscal year 2025, we recorded an income tax expense of $31.4 ($0.14 per share) related to estimated withholding taxes on foreign earnings we no longer intend to indefinitely reinvest. There were no other significant changes to our assumptions regarding the reinvestment of foreign earnings during fiscal year 2025.
Discontinued Operations
Our non-GAAP financial measures are presented on a continuing operations basis, which excludes losses from discontinued operations. Fiscal year 2025 excludes a pre-tax loss from discontinued operations of $10.6 ($8.0 after tax, or $0.04 per share) that was recorded during the third quarter primarily to increase our existing liability for retained environmental remediation obligations associated with production facilities in the atmospheric emulsions and pressure sensitive adhesives businesses sold in 2008. Fiscal year 2024 excludes a pre-tax loss from discontinued operations of $19.4 ($13.9 after tax, or $0.06 per share) that was recorded during the fourth quarter to increase our existing liability for retained environmental remediation obligations associated with the 2006 sale of the Amines business.

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ADJUSTED OPERATING INCOME AND ADJUSTED EPS
In addition to adjusted EPS, adjusted operating income is an important measure to evaluate our business performance following the appointment of our new Chief Executive Officer in February 2025. The table below presents a reconciliation of adjusted operating income to the most directly comparable GAAP measure, along with reconciliations for each major component used in the calculation of adjusted EPS.
In periods that we have non-GAAP adjustments, we believe it is important for readers to understand the impact of each adjustment as management excludes these items when assessing the Company's underlying performance.
Per share amounts are calculated and presented on a diluted basis from continuing operations attributable to Air Products. These amounts are computed independently and may not sum to totals due to rounding. Because we reported a loss from operations for fiscal 2025, GAAP loss per share is calculated using the basic weighted average share count of 222.7 million, which does not consider outstanding share-based awards due to their anti-dilutive effect. Both adjusted earnings per share and the individual adjustments used in its calculation are based on a diluted weighted average share count of 222.9 million.

Q4 2025 vs. Q4 2024	Operating Income/ Loss	Equity Affiliates' Income	Other Non- Operating Inc/Exp, Net	Income Tax Benefit/ Expense	Net Income/Loss Attributable to Air Products	Earnings/ Loss per Share
Q4 2025 GAAP	$16.8	$184.0	($11.7)	$111.2	$4.9	$0.02
Q4 2024 GAAP	2,424.4	177.1	(48.5)	538.4	1,963.8	8.81
$ GAAP Change	(2,407.6)					(8.79)
% GAAP Change	**					**
Q4 2025 GAAP Measures	$16.8	$184.0	($11.7)	$111.2	$4.9	$0.02
Business and asset actions(A)	795.0	—	—	45.9	741.9	3.33
Non-service pension cost, net	—	—	12.9	3.2	9.7	0.04
Q4 2025 Adjusted Measures	$811.8	$184.0	$1.2	$160.3	$756.5	$3.39
Q4 2024 GAAP Measures	$2,424.4	$177.1	($48.5)	$538.4	$1,963.8	$8.81
Gain on sale of business	(1,575.6)	—	—	(377.2)	(1,198.4)	(5.38)
Loss on de-designation of cash flow hedges(B)	—	—	27.5	2.3	7.3	0.03
Non-service pension cost, net	—	—	26.7	6.6	20.1	0.09
Q4 2024 Adjusted Measures	$848.8	$177.1	$5.7	$170.1	$792.8	$3.56
$ Adjusted Change	(37.0)					(0.17)
% Adjusted Change	(4%)					(5%)
(A)Charge attributable to noncontrolling interests was $7.2.
(B)Loss attributable to noncontrolling interests was $17.9.
** Change versus prior period is not meaningful due to charges for business and asset actions recorded in fiscal year 2025.

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FY2025 vs. FY2024	Operating Income/ Loss	Equity Affiliates' Income	Other Non- Operating Inc/Exp, Net	Income Tax Benefit/ Expense	Net Income/Loss Attributable to Air Products	Earnings/ Loss per Share
FY2025 GAAP	($877.0)	$647.7	$2.6	($94.3)	($386.5)	($1.74)
FY2024 GAAP	4,466.1	647.7	(73.8)	944.9	3,842.1	17.24
$ GAAP Change	(5,343.1)					(18.98)
% GAAP Change	**					**
FY2025 GAAP Measures	($877.0)	$647.7	$2.6	($94.3)	($386.5)	($1.74)
Business and asset actions(A)	3,747.0	6.8	—	695.2	3,047.9	13.68
Shareholder activism-related costs	86.3	—	—	14.6	71.7	0.32
Gain on sale of business	(67.3)	—	—	(15.4)	(51.9)	(0.23)
Gain on sale of other assets(B)	(31.3)	—	—	(7.5)	(23.8)	(0.11)
Gain on de-designation of cash flow hedges(C)	—	—	(27.0)	(2.2)	(7.2)	(0.03)
Non-service pension cost, net	—	—	45.0	11.3	33.7	0.15
Tax reform adjustment related to deemed foreign dividends	—	—	—	34.9	(34.9)	(0.16)
Tax on repatriation of foreign earnings	—	—	—	(31.4)	31.4	0.14
FY2025 Adjusted Measures	$2,857.7	$654.5	$20.6	$605.2	$2,680.4	$12.03
FY2024 GAAP Measures	$4,466.1	$647.7	($73.8)	$944.9	$3,842.1	$17.24
Gain on sale of business	(1,575.6)	—	—	(377.2)	(1,198.4)	(5.38)
Business and asset actions	57.0	—	—	13.2	43.8	0.20
Loss on de-designation of cash flow hedges(C)	—	—	16.3	1.4	4.3	0.02
Non-service pension cost, net	—	—	102.0	25.2	76.8	0.34
FY2024 Adjusted Measures	$2,947.5	$647.7	$44.5	$607.5	$2,768.6	$12.43
$ Adjusted Change	(89.8)					(0.40)
% Adjusted Change	(3%)					(3%)
(A)Charge attributable to noncontrolling interests was $10.7.
(B)Reflected on the fiscal year 2025 consolidated income statement in "Other income (expense), net."
(C)Gain attributable to noncontrolling interests was $17.6 in fiscal year 2025. Loss attributable to noncontrolling interests was $10.6 in fiscal year 2024.
** Change versus prior period is not meaningful due to charges for business and asset actions recorded in fiscal year 2025.

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ADJUSTED EBITDA
We define adjusted EBITDA as net income or loss less income or loss from discontinued operations, net of tax, and excluding non-GAAP adjustments, which we do not believe to be indicative of underlying business trends, before interest expense, other non-operating income (expense), net, income tax expense (benefit), and depreciation and amortization expense. Adjusted EBITDA provides a useful metric for management to assess operating performance on both a consolidated and a segment basis.
The tables below present a reconciliation of consolidated net income on a GAAP basis to consolidated adjusted EBITDA:

2025	Q1	Q2	Q3	Q4	FY Total
Net income (loss)	$649.8	($1,737.5)	$723.2	$10.1	($354.4)
Less: Loss from discontinued operations, net of tax	—	—	(8.0)	—	(8.0)
Add: Interest expense	42.6	42.2	61.4	67.8	214.0
Less: Other non-operating income (expense), net	38.9	(18.6)	(6.0)	(11.7)	2.6
Add: Income tax expense (benefit)	140.7	(505.8)	159.6	111.2	(94.3)
Add: Depreciation and amortization	366.8	383.6	401.0	412.8	1,564.2
Add: Business and asset actions	—	2,927.9	24.1	795.0	3,747.0
Add: Shareholder activism-related costs	29.9	31.4	25.0	—	86.3
Less: Gain on sale of business	—	—	67.3	—	67.3
Less: Gain on sale of other assets	—	—	31.3	—	31.3
Add: Equity method investment impairment associated with business and asset actions	—	6.8	—	—	6.8
Adjusted EBITDA	$1,190.9	$1,167.2	$1,309.7	$1,408.6	$5,076.4

2024	Q1	Q2	Q3	Q4	FY Total
Net income	$621.6	$580.9	$708.9	$1,951.0	$3,862.4
Less: Loss from discontinued operations, net of tax	—	—	—	(13.9)	(13.9)
Add: Interest expense	53.5	59.9	55.7	49.7	218.8
Less: Other non-operating income (expense), net	(14.8)	(9.2)	(1.3)	(48.5)	(73.8)
Add: Income tax expense	135.4	130.5	140.6	538.4	944.9
Add: Depreciation and amortization	349.2	360.8	360.3	380.8	1,451.1
Less: Gain on sale of business	—	—	—	1,575.6	1,575.6
Add: Business and asset actions	—	57.0	—	—	57.0
Adjusted EBITDA	$1,174.5	$1,198.3	$1,266.8	$1,406.7	$5,046.3

2025 vs. 2024	Q1	Q2	Q3	Q4	FY Total
Change GAAP
Net income (loss) $ change	$28.2	($2,318.4)	$14.3	($1,940.9)	($4,216.8)
Net income (loss) % change	5%	**	2%	**	**
Change Non-GAAP
Adjusted EBITDA $ change	$16.4	($31.1)	$42.9	$1.9	$30.1
Adjusted EBITDA % change	1%	(3%)	3%	—%	1%
** Change versus prior period is not meaningful due to charges for business and asset actions recorded in fiscal year 2025.

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The tables below present a reconciliation of operating income to adjusted EBITDA for the Company's three largest regional segments for the three months ended 30 September 2025 and 2024:

Americas	Q4 FY25	Q4 FY24	$ Change	% Change
Operating income	$391.6	$447.7	($56.1)	(13%)
Add: Depreciation and amortization	187.9	179.9
Add: Equity affiliates' income	52.9	40.0
Adjusted EBITDA	$632.4	$667.6	($35.2)	(5%)

Asia	Q4 FY25	Q4 FY24	$ Change	% Change
Operating income	$226.5	$244.3	($17.8)	(7%)
Add: Depreciation and amortization	137.5	127.3
Add: Equity affiliates' income	12.0	11.7
Adjusted EBITDA	$376.0	$383.3	($7.3)	(2%)

Europe	Q4 FY25	Q4 FY24	$ Change	% Change
Operating income	$237.5	$206.7	$30.8	15%
Add: Depreciation and amortization	71.2	55.9
Add: Equity affiliates' income	26.3	29.4
Adjusted EBITDA	$335.0	$292.0	$43.0	15%

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CAPITAL EXPENDITURES
Capital expenditures is a non-GAAP financial measure that we define as the sum of cash flows for additions to plant and equipment, including long-term deposits, acquisitions (less cash acquired), investment in and advances to unconsolidated affiliates, and investment in financing receivables on our consolidated statements of cash flows. Additionally, we adjust additions to plant and equipment to exclude NEOM Green Hydrogen Company (“NGHC”) expenditures funded by the joint venture's project financing, which is non-recourse to Air Products, as well as our partners’ equity contributions to arrive at a measure that we believe is more representative of our investment activities. Substantially all the funding we provide to NGHC is limited for use by the venture for its capital expenditures.
A reconciliation of cash used for investing activities to our reported capital expenditures is provided below:

	Twelve Months Ended
	30 September
	2025	2024
Cash used for investing activities	$7,168.7	$4,919.2
Proceeds from sale of assets and investments	245.8	1,878.8
Purchases of short-term investments	(117.6)	(141.4)
Proceeds from short-term investments	122.5	470.7
Proceeds from other investing activities	115.4	72.4
NGHC expenditures not funded by Air Products' equity(A)	(2,470.7)	(2,047.7)
Capital expenditures	$5,064.1	$5,152.0
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
The components of our capital expenditures are detailed in the table below:

	Twelve Months Ended
	30 September
	2025	2024
Additions to plant and equipment, including long-term deposits	$7,022.6	$6,796.7
Acquisitions, less cash acquired	59.9	—
Investment in and advances to unconsolidated affiliates	390.4	—
Investment in financing receivables	61.9	403.0
NGHC expenditures not funded by Air Products' equity(A)	(2,470.7)	(2,047.7)
Capital expenditures	$5,064.1	$5,152.0
(A)Reflects the portion of "Additions to plant and equipment, including long-term deposits" that is associated with NGHC, less our approximate cash investment in the joint venture.
Outlook for Investing Activities
It is not possible, without unreasonable efforts, to reconcile our forecasted capital expenditures to future cash used for investing activities because management is unable to identify the timing or occurrence of our future investment activity, which is driven by our assessment of competing opportunities at the time we enter into transactions. These decisions, either individually or in the aggregate, could have a significant effect on our cash used for investing activities. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted capital expenditures to future cash used for investing activities.
We expect capital expenditures of approximately $4 billion for fiscal year 2026.

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ADJUSTED EPS OUTLOOK
The adjusted EPS guidance below is provided on a diluted basis from continuing operations attributable to Air Products and is compared to historical adjusted EPS. These adjusted measures exclude the impact of certain items that we believe are not representative of our underlying business performance, such as the non-service components of net periodic benefit/cost for our defined benefit pension plans, the incurrence of costs for business, asset, and cost reduction actions and impairment charges, or the recognition of gains or losses on certain disclosed items. The per share impact for each non-GAAP adjustment is calculated independently and may not sum to total adjusted EPS due to rounding.
It is not possible, without unreasonable efforts, to predict the timing or occurrence of these events or the potential for other events or transactions that may impact future GAAP EPS. Furthermore, it is not possible to identify the potential significance of these events in advance, but any of these events, if they were to occur, could have a significant effect on our future GAAP results. Accordingly, management is unable to fully reconcile, without unreasonable efforts, our forecasted range of adjusted EPS to a comparable GAAP range.

	Diluted EPS
	Q1	Full Year
2025 Earnings (Loss) Per Share	$2.77	($1.74)
Business and asset actions	—	13.68
Shareholder activism-related costs	0.10	0.32
Gain on sale of business	—	(0.23)
Gain on sale of other assets	—	(0.11)
Gain on de-designation of cash flow hedges	(0.05)	(0.03)
Non-service pension cost, net	0.04	0.15
Tax reform adjustment related to deemed foreign dividends	—	(0.16)
Tax on repatriation of foreign earnings	—	0.14
2025 Adjusted EPS	$2.86	$12.03
2026 Adjusted EPS Outlook	$2.95 – $3.10	$12.85 – $13.15
$ Change	0.09 – 0.24	0.82 – 1.12
% Change	3% – 8%	7% – 9%